Exhibit 3.200

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:59 PM 12/30/2004
FILED 05:05 PM 12/30/2004
SRV 040955195 — 3905375 FILE
CERTIFICATE OF INCORPORATION
OF
BBCO, INC.
     FIRST: The name of the Company is BBCO, Inc..
     SECOND: The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.
     THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as it now exists or may hereafter be amended and supplemented.
     FOURTH: The total number of shares of stock which the Company shall have authority to issue is 1,000 having a par value of $0.01 per share. All such shares are Common Stock.
     FIFTH: The name and mailing address of the incorporator is:
George Lofaso
Latham & Walkins
885 Third Avenue
New York, New York 10022
     SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the corporation.
     SEVENTH: No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.
     EIGHTH: Election of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

          I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 30th day of December, 2004.

/s/ George Lofaso
George Lofaso
Sole Incorporator